UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                                                Commission File Number 000-33483

(Check One):

[X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q     [ ] Form N-SAR


                         For Period Ended: May 31, 2002

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

            For the Transition Period Ended: _______________________

________________________________________________________________________________

            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

________________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

                         PART I - REGISTRANT INFORMATION

________________________________________________________________________________


PRO-ACTIVE SOLUTIONS, INC
_________________________
Full Name of Registrant


Former Name if Applicable

6767 W. TROPICANA AVENUE, SUITE 207
___________________________________
Address of Principal Executive Office (Street and Number)

LAS VEGAS, NEVADA 89103-4754
____________________________
City, State and Zip Code


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                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

       [ ]     (a)     The reasons described in reasonable detail in Part III
                       of this form could not be eliminated without unreasonable effort or expense;

       [X]     (b)     The subject annual report, semi-annual report, transition
                       report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form
                       10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

       [ ]     (c)     The accountant's statement or other exhibit required by
                       Rule 12b-25(c) has been attached applicable.

                             PART III - - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion or thereof, could not be filed within the prescribed time period.

Registrant currently has comments pending with reference to its pending Form 10-SB and Registrant is currently providing its independent certified accountant information concerning the comments and its proposed responses. Accordingly, based upon the accountant's review of the supplied material and Registrant's inability to provide its accountant sufficient time to complete the review of the material and financial statements, additional time is required for the completion of the Form 10-KSB.

                          PART IV - - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


         ANITA T. PANGANIBAN               702           248-1047
         ___________________________   ___________   __________________
                (Name)                 (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

         ----------------------------------------------- [X] Yes    [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

         ----------------------------------------------- [ ] Yes    [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
________________________________________________________________________________



                           PRO-ACTIVE SOLUTIONS, INC.
                  ____________________________________________
                  (Name of Registrant as Specified in Charter)

has caused this notification to be singed on its behalf by the undersigned hereunto duly authorized.

Date AUGUST 28, 2002                        By: /s/ ANITA T. PANGANIBAN
     _______________                            _______________________
                                                 Anita T. Panganiban
                                                 President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

--------------------------------------------------------------------------------
            Intentional misstatements or omissions of fact constitute
                Federal Criminal Violations (See 18 U.S.C. 1001)

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